AGREEMENT OF LEASE

AGREEMENT OF LEASE (the “Lease”) made as of the 25 day of September, 2007 between TMC-3011 S 52ND ST, LLC, an Arizona limited liability company (the “Landlord”), and SONICWALL, INC., a California corporation (the “Tenant”).

1.  Reference Data and Definitions.  The following sets forth some of the basic lease information and definitions used in this Lease:

1.1  “Additional Rent” shall mean Tenant’s Proportionate Share of Real Estate Taxes and Operating Expenses, and all other sums (exclusive of Base Rent) payable by Tenant to Landlord under this Lease.

1.2  “Base Rent” shall mean the base rent for respective periods set forth below:

Period (months)	Annual Base Rent	Monthly Installment of Annual Base Rent
1-12	$499,200.00	$41,600.00
13-24	$514,176.00	$42,848.00
25-36	$529,601.28	$44,133.44
37-48	$545,489.32	$45,457.44
49-60	$561,854.00	$46,821.17
61-72	$578,709.62	$48,225.80
73-84	$596,070.91	$49,672.58
85-90	$613,953.03	$51,162.75

Base Rent escalates annually by three percent (3%) as described above.

1.3  “Broker” shall mean Grubb & Ellis and Commercial Properties, Incorporated.

1.4  “Building” shall mean 3011 South 52nd Street, Tempe, Arizona containing 79,183 square feet.

1.5  “Common Areas” shall mean the roadways, parking areas and landscaped areas on the Property, and the entrances, accessways and other areas located on the Property intended for the common use of all tenants of the Property and their invitees.

1.6  “Commencement Date” shall mean September 25, 2007.

1.7  “Concession Costs” shall mean leasing commissions and costs such as construction allowances, rent concessions, moving expenses, takeover obligations and other similar inducements, incurred in leasing, subleasing or assigning a lease or this Lease.

1.8  “Excess Assignment Consideration” shall mean an amount, if any, equal to:  (A) the consideration whenever paid by any assignee for the assignment, less (B) Concession Costs, reasonably incurred by Tenant in connection with such assignment.

1.9  “Excess Sublease Rent” shall mean an amount, if any, equal to:  (A) (i) all rent or other consideration paid to Tenant by any subtenant, for and during each month less (ii) the portion applicable to such month (when amortized from the date such subtenant commences to pay rent over the remaining term of the sublease, exclusive of any renewals or extensions) of Tenant’s Concession Costs reasonably incurred by Tenant in connection with such subletting, less (B) (i) the Monthly installment of Base Rent for such month plus (ii) such other rent or consideration attributable to such month, which would otherwise be required to be paid by Tenant to Landlord.  In determining the amount of Excess Sublease Rent with respect to a sublease for less than all of the Premises, the amount of the Monthly installment of Base Rent to be deducted pursuant to clause (B)(i) of this Section 1.9 shall be determined by multiplying the then applicable square foot rate of the Monthly installment of Base Rent by the area of the portion of the Premises which has been sublet.

1.10  “Improvements” shall mean the build out work and other improvements to be performed by Landlord, at Landlord’s cost, to the Premises that are described in the Plans and Specifications.

1.11  “Land” shall mean the land legally described or depicted on Exhibit A attached hereto.

1.12  “Landlord” shall mean the Landlord named on page 1 of this Lease or any subsequent owner of such Landlord’s interest in the Property.

1.13  “Landlord’s Address”:

c/o Stewart Property Advisors LLC
15540 North 71st Street
Suite 119
Scottsdale, AZ 85254
Attn:  Tony Muscatello

1.14  “Lease Interest Rate” shall mean the lesser of (A) 300 basis points in excess of the Prime Rate in effect from time to time or (B) the maximum amount or rate that lawfully may be charged in the circumstances, if such a maximum exists.

1.15  “Lease Taxes” shall mean any tax, assessment, levy or other charge (other than any income, franchise, state or inheritance tax) by any federal, state or local law now or hereafter imposed directly or indirectly upon Landlord with respect to this Lease or the value thereof, or upon Tenant’s use or occupancy of the Premises, or upon the Base Rent, Additional Rent (including, but not limited to, all transaction privilege taxes) or any other similar sums payable under this Lease or upon this transaction.

1.16  “Lease Year.”  The “First Lease Year” shall be the period commencing on the Commencement Date and continuing to the last day of calendar year 2008.  Each “Lease Year” after the First Lease Year shall be a consecutive twelve (12) month period commencing on the first day immediately following the preceding Lease Year.

1.17  “Operating Expenses” shall have the meaning set forth in Section 5.1.

1.18  “Permitted Use” shall mean general office, administrative, and related business purposes.

1.19  “Plans and Specifications” shall mean the detailed plans and specifications describing any Improvements that are described on Exhibit B attached hereto.

1.20  “Premises” shall mean the approximately 32,000 square foot area contained in the Building and depicted on Exhibit A-1 attached hereto (the “Site Plan”), together with any parking areas and truck courts expressly reserved for the use by the Premises on the Site Plan.

1.21  “Prime Rate” shall mean the rate of interest announced from time to time by Wachovia Bank, N.A. or its successor as its prime rate or, if such rate is discontinued, such comparable rate as Landlord reasonably designates by notice to Tenant.

1.22  “Property” shall mean the Building, including, but not limited to, the Common Areas, together with Land.

1.23  “Real Estate Taxes” shall mean all real estate taxes and assessments, general or special, ordinary or extraordinary, foreseen or unforeseen (other than Lease Taxes) assessed or imposed upon the Property.  If, due to a future change in the method of taxation, any tax shall be levied or imposed in substitution, in whole or in part, for (or in lieu of) any tax or addition to or increase in any tax which would otherwise be included within the definition of Real Estate Taxes, then such other tax shall be deemed to be included within Real Estate Taxes.

1.24  “Rent” shall mean Additional Rent and Base Rent, collectively.

1.25  “Rent Commencement Date” shall mean the later of:  (i) Substantial Completion Date (or the date upon which the Substantial Completion of the Improvements would have occurred but for Tenant Delays); or (ii) January 1, 2008.

1.26  “Substantial Completion” and “Substantially Complete” shall each mean, with respect to the Premises, the date when (i) the construction of the Improvements is substantially completed, excepting only “punch list items” (as that term is commonly used in the construction industry) that will not materially interfere with completion of Tenant Work and/or Tenant’s operations provided that Tenant has completed all of Tenant Work, and (ii) Landlord has obtained a temporary or permanent Certificate of Occupancy for the Premises; provided, however, that if the failure of Landlord to obtain a temporary or permanent Certificate of Occupancy is a result of the condition of the Tenant Work or the failure of Tenant to complete the Tenant Work, the delivery of a Certificate of Occupancy shall not be required for purposes of determining whether Substantial Completion has occurred.

1.27  “Substantial Completion Date” shall mean the date upon which Substantial Completion of the Improvements occurs.

1.28  “Tenant” shall mean the Tenant named on page 1 of this Lease and such person’s permitted successors and assigns, subject to the provisions of this Lease.

1.29  “Tenant Delays” shall mean delays in the Substantial Completion of the Improvements, resulting from:  (a) the performance of the Tenant Work by or on behalf of Tenant other than in accordance with the terms and conditions of Section 3.2 below; (b) the failure by Tenant to timely approve any plans and specifications or provide information necessary to complete the design of the Improvements; or (c) any other action, negligence or omission by or on the part of Tenant or any Tenant Parties (as hereinafter defined).

1.30  “Tenant Work” shall mean any build out, fixturing and space preparation of any portion of the Premises to be performed by Tenant at Tenant’s sole cost.

1.31  “Tenant’s Address” shall mean the Premises, with copies to:

SonicWALL, Inc.
1143 Borregas Avenue
Sunny Vale, California  94089-1306

1.32  “Tenant’s Proportionate Share” shall be 40.41%.

1.33  “Term” shall mean, subject to the provisions of Section 26 hereof, the seven (7) year, six (6) month period commencing on the Rent Commencement Date and terminating on the last day of the ninetieth (90th) calendar month after the Rent Commencement Date occurs (such date, the “Expiration Date”).

2.  Demise of Premises.  Subject to the terms of  this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises and grants to Tenant, so long as this Lease remains in effect, the non-exclusive right to use the Common Areas for their intended purposes in common with all others entitled to use them; provided, however, that Tenant shall not be entitled to use or occupy the Premises for any purposes other than the Tenant Work pursuant to Section 3.2 until the Substantial Completion Date.  Tenant shall be entitled to use the Common Areas in the same manner and fashion as other tenants of the Building on a non-discriminatory basis after the Substantial Completion Date.

3.  Possession; Term.

3.1  Improvement Work.  Landlord shall, at Landlord’s sole cost and expense, furnish all of the design, material, labor and equipment required to construct the Improvements in accordance with the Plans and Specifications.  Landlord shall construct the Improvements in a good and workmanlike manner, and in accordance with all applicable statutes, ordinances and building codes, governmental rules, regulations and orders relating to construction of the Improvements (but not matters arising because of Tenant Work or specific to the particular business Tenant seeks to engage in the Premises).  Landlord shall diligently proceed with the construction of the Improvements and use good faith efforts to Substantially Complete the Improvements on or prior to three (3) months after the Commencement Date (the “Projected Completion Date”), which Projected Completion Date shall be extended on account of any delays in the Substantial Completion of the Improvements that result from Force Majeure Events (as hereinafter defined) or Tenant Delays; provided, however, if Landlord fails to so Substantially Complete the Improvements and deliver possession of the Premises prior to the Project Completion Date, as the same may be extended on account of Force Majeure Events or Tenant Delays, then the validity of this Lease and the obligations of Tenant under this Lease shall not be affected, and Tenant shall have no claim against Landlord (and Landlord shall have no liability) hereunder, at law or in equity, arising from Landlord’s failure to Substantially Complete the Improvements and deliver possession of the Premises by such date, except that Tenant shall not be required to pay Rent until the Rent Commencement Date has occurred..

3.2  Tenant’s Access.  From and after the Commencement Date, Landlord shall provide access to the Premises to Tenant and its contractors, agents and employees for purposes of performing Tenant Work.  For purposes of this Lease, the term “Schedule” shall mean a detailed description of the timing and coordination of Landlord’s construction of the Improvements and Tenant’s performance of the Tenant Work.  Landlord and Tenant shall reasonably cooperate in creating a procedure for such consultation and cooperation in reviewing and revising the Schedule. Prior to commencing any Tenant Work, Tenant shall provide Landlord with:  (i) copies of all plans and specifications pertaining to the Tenant Work for which such access is being requested; (ii) copies of all licenses and permits required in connection with the performance of the work for which such access is being requested; and (iii) certificates of insurance naming Landlord as additional insured/loss payee as applicable.  The access to the Premises provided to Tenant pursuant to this Section 3.2 shall be subject to the conditions that all of Tenant and Tenant’s agents, contractors, workmen, mechanics, suppliers, and invitees shall work in harmony and not interfere with Landlord and its agents and contractors in doing its work in, to, or on the Improvements.  If at any time such entry or occupancy shall cause or create an imminent likelihood of such disharmony or interference, Landlord, in Landlord’s reasonable discretion, shall have the right to suspend such access upon twenty-four (24) hours’ written notice to Tenant until such time as Tenant, at Tenant’s sole cost, has remedied such disharmony or interference.  Tenant agrees that any such entry into and occupancy of the applicable Premises shall be deemed to be under all of the terms, covenants, conditions and provisions of the Lease, except as to the covenant to pay Rent.

3.3  Delivery of Possession, Punch List, and Acceptance Agreement.  As soon as the Improvements are Substantially Completed for the Premises, Landlord and Tenant shall together walk through the Premises and inspect all Improvements so Substantially Completed, using reasonable efforts to discover all uncompleted or defective construction in the Improvements.  After such inspection has been completed, each party shall sign an acceptance agreement in a reasonably agreed upon form (herein the “Acceptance Agreement”), which shall include, by attachment, a list of all “punch list” items which the parties agree are to be corrected by Landlord in connection with the Premises.  Landlord shall use reasonable efforts to complete and/or repair such “punch list” items within thirty (30) days after executing the applicable Acceptance Agreement.  Tenant’s commencement of business operations from and in any part of the Premises shall be deemed to be an acceptance by Tenant of the Improvements, except for the agreed upon punch list items.  Tenant agrees that Tenant is familiar with the condition of the Premises, and Tenant hereby accepts the foregoing on an “AS-IS,” “WHERE-IS” basis except to the extent of Landlord’s repair and maintenance obligations hereunder.  Tenant acknowledges that Landlord has not made any representation as to the condition of the foregoing or the suitability of the foregoing for Tenant’s intended use, except as may be herein expressly set forth.  Tenant represents and warrants that Tenant has made its own inspection of the foregoing.  Landlord shall not be obligated to make any repairs, replacements or improvements (whether structural or otherwise) of any kind or nature to the foregoing in connection with, or in consideration of, this Lease, except (a) as set forth herein and (b) with respect to the Improvements.  Landlord agrees to make reasonable efforts to enforce, upon Tenant’s request, all manufacturer’s or contractor’s warranties, if any, issued in connection with any of the Improvements or the Premises.

3.4  Commencement Date.  The term of this Lease shall commence on the Commencement Date and expire on the Expiration Date.  Notwithstanding the foregoing, Tenant shall not be entitled to use or occupy the Premises for any purpose other than Tenant Work until the Improvements have been Substantially Completed.

3.5  Rent Commencement.  Tenant’s obligation to pay Base Rent shall commence on the Rent Commencement Date.

4.  Base Rent.

4.1  Payment.  From and after the Rent Commencement Date, Base Rent shall be payable by Tenant in equal monthly installments on or before the first day of each calendar month, in advance; provided, however, that if the Rent Commencement Date is  other than on the first day of a month.  Base Rent, shall be prorated on the basis of the actual number of days during such month that Base Rent is payable.  All payments of Base Rent and Additional Rent shall be made without prior demand and, except as otherwise expressly provided in this Lease, without offset, deduction or counterclaim of any kind, in lawful money of the United States of America.  Such payments shall be made at Landlord’s Address or at such other place as Landlord shall designate from time to time.  Tenant’s agreements to lease the Premises and pay Base Rent, Additional Rent and all other sums payable under this Lease are independent of any other covenant, agreement or term of this Lease.  Tenant shall pay any and all Lease Taxes simultaneously with its payment of Base Rent and shall be solely responsible for all such Lease Taxes regardless of against whom the same are assessed.

4.2  Late Charges.  Late Charges.  Any Rent payable by Tenant to Landlord under this Lease which is not paid within five (5) days after written notice that the same is due will be automatically subject to a late payment charge, as Additional Rent, of five percent (5%) of the delinquent amount, in each instance, to cover Landlord's additional administrative costs.  In addition to the late charge set forth above, Tenant shall also be required to pay interest on all such unpaid sums (including any late charge(s)), at a flat rate of 3% of all such outstanding charges of Rent without further notice or demand therefore by Landlord.  Such late charges and interest will be due and payable as set forth herein and will accrue from the date that such Rent (including late charges and interest) sums are payable under the provisions of this Lease until actually paid by Tenant.

4.3  Net Lease.  This Lease shall be deemed and construed to be a “net lease.”

5.  Additional Rent for Operating Expenses and Real Estate Taxes.

5.1  Definitions.  “Operating Expenses” shall mean the costs and expenses paid or incurred by Landlord in connection with the management, operation, maintenance and repair of the Property and the Common Areas including, without limitation:

(a)
the cost of fire, extended coverage, boiler, sprinkler, apparatus, public liability, property damage, rent, earthquake and other insurance as Landlord carries with respect to the Property, including the amounts of any deductible payment for such insurance incurred by Landlord in connection with any claim thereunder;

(b)	an annual management fee payable on the Rent;

(c)
the cost of any capital improvements made to the Property after the date of this Lease designed to reduce Operating Expenses (amortized in accordance with generally accepted accounting principles), together with interest on the unamortized balance(s) at the rate of ten percent (10%) per annum or such other market rate as may actually be payable by Landlord on funds borrowed for the purpose of constructing such capital improvements;

(d)
the cost of any capital improvements made to the Property after the date of this Lease that are required under any governmental law or regulation that was not applicable to the Property at the date of this Lease (amortized in accordance with generally accepted accounting principles), together with interest on the unamortized balance(s) at the rate of ten percent (10%) per annum or such other market rate as may actually be payable by Landlord on funds borrowed for the purpose of constructing such capital improvements;

(e)	the cost of supplies, materials and equipment used in the management, operation, maintenance and repair of the Property and the Common Areas, including, without limitation, any rental fees;

(f)	fees, costs and disbursements incurred in connection with proceedings to contest or reduce Operating Expenses or Real Estate Taxes to the extent of any savings realized;

(g)
the cost of electricity, gas, water, sewer service, and other systems and utilities serving the Common Areas or not separately metered, and the cost of supplies and equipment and maintenance and service contracts in connection therewith;

(h)
the cost of repairs, replacements, maintenance and cleaning the Property and the Common Areas, including, without limitation, the cost of janitorial and other service agreements and trash removal with respect to the Property;

(i)
the cost of all repairs and maintenance associated with the landscaped areas, surface parking areas and truck courts of the Property and the Common Areas, including, without limitation, roof maintenance in connection with the Property and the Common Areas;

(j)	any association fees, assessments, special assessments or other fees payable by Landlord under any Declaration of Protective Covenants or comparable instrument binding upon the Property; and

(k)	the fee for a bi-annual roof inspection contract.

“Operating Expenses” shall not include:

(a)
leasing commissions, accountants’ or attorneys’ fees, costs and disbursements and other expenses incurred in connection with proposals, negotiations, or disputes with prospective tenants or associated with the enforcement of any leases or the defense of Landlord’s title to or interest in the Property or any part thereof;

(b)
except as specifically provided in this Lease with regard to amortization of capital improvement costs, interest on debt or amortization payments on any mortgages or deeds of trust or any other borrowings of Landlord;

(c)
except as provided in this Lease with regard to capital expenditures, any other expense that under generally accepted accounting principles and practices would not be considered a maintenance or operating expense;

(d)
salaries, benefits or other compensation paid to leasing agents, promotional directors, officers, directors and executives of Landlord above the rank of Building managers, or not involved in the day-to-day operations or management of the Property (except for out-of-pocket expenses of such persons related to the Property);

(e)	all contributions to any organizations, whether political or charitable;

(f)	interest or penalties for late payments;

(g)	costs reimbursed by insurance;

(h)	ground lease rental;

(i)	depreciation;

(j)	expenses in connection with services or other benefits of a type which are not provided to Tenant but are provided to another tenant or occupant; and

(k)	costs incurred by Landlord to comply with its obligations under Section 6.4 (Hazardous Materials) and under its indemnity.

5.2  Payment of Real Estate Taxes.  Commencing on the Rent Commencement Date, Tenant shall pay to Landlord as Additional Rent one twelfth (1/12th) of Tenant’s Proportionate Share of Real Estate Taxes on or before the first day of each month during each Lease Year, in advance, in an amount reasonably estimated by Landlord in good faith and billed by Landlord to Tenant.  Landlord shall have the right to reasonably revise such estimate from time to time.  Within one hundred twenty (120) days after the expiration of each fiscal year for Real Estate Taxes, Landlord shall furnish Tenant with a statement (“Landlord’s Tax Statement”) setting forth in reasonable detail the actual amount of Tenant’s Proportionate Share of Real Estate Taxes for such year.  If the actual amount of Tenant’s Proportionate Share of Real Estate Taxes due for such year differs from the estimated amount of Tenant’s Proportionate Share of Real Estate Taxes paid by Tenant for such year, then, if Tenant owes any amounts to Landlord, such amounts shall be paid by Tenant (whether or not this Lease has terminated) within thirty (30) days after receipt of Landlord’s Tax Statement, and if Landlord owes any amounts to Tenant, such amounts shall be credited against the next installments of Base Rent and Additional Rent due from Tenant (or if the Lease has terminated for any reason other than Tenant’s default, paid to Tenant within thirty (30) days after delivery of Landlord’s Tax Statement).  Tenant’s obligation to pay Tenant’s Proportionate Share of Real Estate Taxes shall commence as of the Rent Commencement Date.

5.3  Payment of Operating Expenses.  Commencing on the Rent Commencement Date, Tenant shall pay to Landlord as Additional Rent one twelfth (1/12th) of Tenant’s Proportionate Share of Operating Expenses for the Property for each calendar year on or before the first day of each month during such year, in advance, in an amount reasonably estimated by Landlord in good faith and billed by Landlord to Tenant.  Landlord shall have the right to reasonably revise such estimate once during each calendar year.   Within one hundred twenty (120) days after the expiration of each calendar year, Landlord shall furnish Tenant with a statement (“Landlord’s Operating Expense Statement”), setting forth in reasonable detail the actual amount of Tenant’s Proportionate Share of Operating Expenses for such year.  If the actual amount of Tenant’s Proportionate Share of Operating Expenses due for such year differs from the estimated amount of Tenant’s Proportionate Share of Operating Expenses paid by Tenant for such year, then, if Tenant owes any amounts to Landlord, such amounts shall be paid by Tenant (whether or not this Lease has terminated) within thirty (30) days after receipt of Landlord’s Operating Expense Statement, and if Landlord owes any amounts to Tenant, such amounts shall be credited against the next installments of Base Rent and Additional Rent due from Tenant (or if the Lease has terminated for any reason other than Tenant’s default, paid to Tenant within thirty (30) days after delivery of Landlord’s Operating Expense Statement).

5.4  Tenant’s Audit Rights.  Landlord shall keep reasonably detailed records of all Operating Expenses and Real Estate Taxes for a period of at least three (3) years.  Not more frequently than once in every 12-month period and after at least twenty (20) days’ prior written notice to Landlord, Tenant shall be permitted to audit the records of the Operating Expenses and Real Estate Taxes.  If Tenant exercises its audit rights as provided above, Tenant shall conduct any inspection at a reasonable time and in a manner so as not to unduly disrupt the conduct of Landlord’s business.  Any such inspection by Tenant shall be for the sole purpose of verifying the Tenant’s Proportionate Share of Operating Expenses and/or Real Estate Taxes.  Tenant shall hold any information obtained during any the inspection in confidence, except that Tenant shall be permitted to disclose such information to its attorneys and advisors, provided Tenant informs such parties of the confidential nature of such information and uses good faith and diligent efforts to cause such parties to maintain such information as confidential.  Any shortfall or excess revealed and verified by Tenant’s audit shall be paid to the applicable party within thirty (30) days after that party is notified of the shortfall or excess to the extent such overage or shortfall has not previously been adjusted pursuant to this Lease.  If Tenant’s inspection of the records for any given Lease Year or partial Lease Year reveals that Tenant was overcharged for Tenant’s Proportionate Share of Operating Expenses or Real Estate Taxes by an amount of greater than five percent (5%), Tenant paid such overage and such overage was not otherwise adjusted pursuant to the terms of this Lease, Landlord shall reimburse Tenant for its reasonable, third party costs of the audit, up to an amount not to exceed $1,000.

6.  Use; Compliance With Law.

6.1  Permitted Use; Signage.  The Premises shall be used only for the Permitted Use and for no other purpose.  Tenant shall not install any signs on the Premises or the Property without the prior written consent of Landlord.  Any such signage shall be removed by Tenant upon the expiration or sooner termination of this Lease and Tenant shall repair any damage resulting from its removal.

6.2  No Nuisance.  Tenant shall not allow, suffer or permit the Premises or any use thereof to constitute a nuisance.

6.3  Compliance with Laws.  Tenant, at Tenant’s expense, shall comply with and cause all of Tenant’s contractors, agents, servants, employees, invitees and licensees (the “Tenant Parties”) to comply with all applicable laws, ordinances, rules and regulations of governmental authorities applicable to the Premises or the use or occupancy thereof.  Without limiting the generality of the foregoing, Tenant shall comply with the requirements of (a) the Occupational Safety and Health Act (and all regulations promulgated thereunder), and (b) the Americans with Disabilities Act (and all regulations promulgated thereunder), as the same may be amended from time to time.  The foregoing obligation of Tenant shall not however permit Tenant to make, without Landlord’s prior written approval, any alterations to the Premises which otherwise would require Landlord’s approval under this Lease, and Tenant shall comply with all of the requirements of this Lease in making any such alterations.

6.4  Hazardous Materials.

6.4.1  Definitions.  “Hazardous Substance” shall mean any hazardous or toxic substance, material or waste which is or becomes regulated by any local, state or federal governmental authority having jurisdiction.  The term “Hazardous Substance” includes, without limitation, any material or substance which is (i) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1317), (ii) defined as a “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section 6903), (iii) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. (42 U.S.C. Section 9601), (iv) petroleum or (vi) asbestos or asbestos-containing materials.

6.4.2  Compliance with Law.  Tenant shall conduct, and cause to be conducted, all operations and activity at the Premises in compliance with, and shall in all other respects applicable to the Premises comply with, all applicable present and future federal, state, municipal and other governmental statutes, ordinances, regulations, orders, directives and other requirements, and all present and future requirements of common law, concerning the protection of public health, safety or the environment (collectively “Environmental Statutes”).  Tenant, in a timely manner, shall, to the extent required due to Tenant’s use of the Premises or arising out of Tenant’s actions at the Property, obtain and maintain in full force and effect all permits, licenses and approvals, and shall make and file all notifications and registrations as required by Environmental Statutes.  Tenant shall at all times comply with the terms and conditions of any such permits, licenses, approvals, notifications and registrations.  Tenant shall provide to Landlord copies of the following pertaining to the Premises, the Property or Tenant’s use thereof, promptly after each shall have been submitted, prepared or received by Tenant:  (A) all applications and associated materials submitted to any governmental agency relating to any Environmental Statute; (B) all notifications, registrations, reports and other documents, and supporting information, prepared, submitted or maintained in connection with any Environmental Statute or otherwise relating to environmental conditions; (C) all permits, licenses, approvals, and amendments or modifications thereof, obtained under any Environmental Statute; and (D) any correspondence, notice of violation, summons, order, complaint, or other document received by Tenant pertaining to compliance with or liability under any Environmental Statute.

6.4.3  Operations.  Tenant shall not cause or suffer or permit to occur in, on or under the Premises any generation, use, manufacturing, refining, transportation, emission, release, treatment, storage, disposal, presence or handling of Hazardous Substances, except that limited quantities of Hazardous Substances may be used, handled or stored on the Premises, provided such is incident to and reasonably necessary for the maintenance of the Premises and Tenant’s operations for the Permitted Use and is in compliance with all Environmental Statutes and all other applicable governmental requirements.  Should a release of any Hazardous Substance occur at the Premises or the Property as the result of the acts or omissions of Tenant and/or any of the Tenant Parties, Tenant shall immediately contain, remove and dispose of, off the Premises or the Property, such Hazardous Substances and any material that was contaminated by the release, and remedy and mitigate all threats to human health or the environment relating to such release.  When conducting any such measures Tenant shall comply with all Environmental Statutes.  Tenant shall not install or cause the installation of any above ground or underground storage tank at the Premises.

6.4.4  Inspection.  Upon not less than twenty-four (24) hours’ prior telephonic or written notice (except in case of an emergency in which event Landlord shall provide such telephonic or written notice as Landlord is able to under the circumstances), Tenant agrees to permit Landlord and its authorized representatives to enter, inspect and assess the Premises at reasonable times for the purpose of determining Tenant’s compliance with the provisions of this Section.  Such inspections and assessments may include obtaining samples and performing tests of soil, surface water, groundwater or other media.

6.4.5  Indemnification.  Notwithstanding any other provision in this Lease to the contrary, Tenant hereby agrees to indemnify and to hold harmless Landlord and its officers, directors, shareholders, partners and principals of, from and against any and all expense, loss, cost, claim, damage, penalty, fine, or liability of any kind or nature suffered by Landlord by reason of the presence or release of Hazardous Substances at or from the Premises or the Property to the extent caused by the acts or omissions of Tenant or the Tenant Parties or Tenant’s breach of any of the provisions of this Section 6, including without limitation:  (A) any and all expenses that Landlord may incur in complying with any Environmental Statutes, (B) any and all costs that Landlord may incur in studying, assessing, containing, removing, remedying, mitigating, or otherwise responding to, the presence or release of any Hazardous Substance at or from the Premises or the Property, (C) any and all costs for which Landlord may be liable to any governmental agency for studying, assessing, containing, removing, remedying, mitigating, or otherwise responding to, the presence or release of any Hazardous Substance at or from the Premises or the Property, (D) any and all fines or penalties assessed, or threatened to be assessed, upon Landlord by reason of a failure of Tenant to comply with any obligations, covenants or conditions set forth in this Section, and (E) any and all reasonable legal fees and costs incurred by Landlord in connection with any of the foregoing.  Tenant’s obligations under this Section shall survive the expiration or earlier termination of the Term of this Lease.  Notwithstanding anything to the contrary in this Section 6.4, Tenant shall have no liability to Landlord with respect to Hazardous Substances present at the Property due to the acts or omissions of any party other than Tenant and the Tenant Parties.

6.5  Common Areas.

6.5.1  Use.  Tenant shall have the non-exclusive right to use the Common Areas in common with other persons approved by Landlord during the Term, subject to reasonable rules and regulations uniformly established by Landlord and the provisions of this Lease.

6.5.2  Alterations  Landlord reserves the right, at any time and from time to time, without the consent of or liability to Tenant to (i) make alterations or additions to the  Property and the Common Areas, to change, add to, eliminate or reduce the extent, size, shape, number or configuration of any aspect of the Property and Common Areas provided such alterations or additions do not materially and adversely affect the use of the Common Areas by Tenant, (ii) close to the general public all or any portion of the Premises or the Property to the extent and for the period necessary to avoid any dedication to the public, (iii) effect any repairs or further construction, (iv) change the arrangement, character, use or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, landscaping, toilets, mechanical, plumbing, electrical or other operating systems or any other portions of the Common Areas or other parts of the Premises or the Property provided such alterations or additions do not materially and adversely affect the use of the Common Areas by Tenant, and (v) change the name, number or designation by which the Property is commonly known; provided, however, Landlord shall use reasonable efforts to limit any disruption of Tenant’s use of the Premises in connection with Landlord’s actions undertaken pursuant to this Section.

7.  Alterations and Tenant’s Property.

7.1  Alterations Defined.

7.1.1  Tenant shall not make or suffer or allow to be made any alterations, additions or improvements in or to the Premises (collectively, “Alterations”) without first obtaining Landlord’s written consent based on detailed plans and specifications submitted by Tenant; provided Landlord’s consent will not be required if (a) the proposed Alterations will not affect the structure or the mechanical, electrical, HVAC, plumbing or life safety systems of the Building (collectively, “Building Systems”) and (b) the total cost to acquire and install the proposed Alterations will be no more than (i) $10,000.00 in any one instance and (ii) $25,000.00 in the aggregate during any calendar year.  In all other instances where Landlord’s consent is so required, it may be granted or withheld by Landlord in its reasonable discretion.  In all events, Tenant shall notify Landlord prior to commencing Alterations other than de minimis Alterations.

7.1.2  Tenant agrees that all such work (regardless of whether Landlord’s consent is required) shall be done at Tenant’s sole cost and expense, in accordance with the plans and specifications approved by Landlord and in a good and workmanlike manner, that the structural integrity of the Building shall not be impaired, and that no liens shall attach to all or any part of the Property by reason thereof.  Tenant shall obtain, at its sole expense, all permits required for such work.

7.2  Removal of Property.  All Alterations shall become the property of Landlord and shall be surrendered to Landlord upon the expiration or earlier termination of this Lease.  However movable equipment, trade fixtures, personal property, furniture, or any other items paid for by Tenant that can be removed without material harm to the Improvements will remain Tenant’s property (collectively, “Tenant Owned Property”) shall not become the property of Landlord but shall be removed by Tenant upon the expiration or earlier termination of this Lease.  All Tenant Owned Property shall be removed from the Premises at Tenant’s sole cost and expense at the expiration or sooner termination of this Lease.  When granting consent for any Alterations that require Landlord’s consent, Landlord shall indicate whether it will require the removal of those Alterations at the expiration or earlier termination of the Lease.  Prior to making any Alterations not requiring Landlord’s consent, Tenant may request that Landlord notify Tenant whether Landlord requires Tenant to remove that Alteration prior to expiration or earlier termination of the Lease.  Tenant shall remove those Alterations that Landlord requested be removed under the prior two sentences at the expiration or earlier termination of the Lease.  Tenant shall repair at its sole cost and expense all damage caused to the Premises or the Building by removal of any Alterations, its signage or Tenant Owned Property.  Landlord may remove any Tenant Owned Property or Alterations that Tenant is required but fails to remove at the expiration or earlier termination of the Lease and Tenant shall pay to Landlord the reasonable cost of removal.  Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease.

8.  Repairs and Other Work.

8.1  Tenant’s Obligations.

8.1.1  Subject to the terms of Section 8.1.2, Tenant shall maintain in good, clean and sanitary order and condition the Premises and every non-structural part thereof, including without limiting the generality of the foregoing, the maintenance, repair, and replacement, as necessary, of all plumbing, refrigeration, electrical, lighting facilities and equipment within the Premises, fixtures, interior walls, the inside of exterior walls, ceilings, decking, floors, windows, doors, plate glass and skylights located within the Premises, and signs (except Landlord’s signs, if any) located on the Premises.

8.1.2  Tenant will not overload the electrical wiring serving the Premises or within the Premises, and will install at its expense, subject to the provisions of this Lease, any additional electrical wiring which may be required in connection with Tenant’s apparatus.

8.1.3  Tenant will repair, at its expense, any damage to the Premises, or to the Property, arising out of Tenant’s use or occupancy thereof, including damage caused by bringing into the Premises any property for Tenant’s use or by the installation or removal of such property, unless caused by Landlord, its agents, employees, or contractors; and in default of such repairs by Tenant, Landlord may make the same and Tenant agrees to pay to Landlord, upon Landlord’s demand, as Additional Rent, the cost thereof.

8.2  Conditions Applicable to Repairs and Other Work.  All repairs, replacements and reconstruction (including, without limitation, all Alterations) made by or on behalf of Tenant shall be made and performed: (a) at Tenant’s cost and expense and at such time and in such manner as Landlord may reasonably designate, (b) by contractors or mechanics reasonably approved by Landlord, (c) at least equal in quality of materials and workmanship to the original work or installation, (d) in accordance with such reasonable requirements as Landlord may impose with respect to insurance to be obtained by Tenant in connection with the proposed work, and (e) in accordance with all applicable laws and regulations of governmental authorities having jurisdiction over the Premises, and (f) Tenant shall provide Landlord with as built drawings of such Alterations.

8.3  Landlord’s Obligations.  Landlord shall be responsible (subject to reimbursement through Operating Expenses pursuant to the terms of Section 5.1) for the performance of all repair, maintenance and replacement of all heating, ventilating and air conditioning systems and equipment, all structural elements, roof and exterior walls of the Building, except to the extent such is part of any Alterations; provided, if any such work is required as a result of the negligence or misconduct of Tenant or the misuse of the Premises or the Property by Tenant , Tenant shall reimburse Landlord for all reasonable costs paid or incurred by Landlord for such work upon demand as Additional Rent.  Landlord shall not be liable for, and there shall be no abatement of Rent with respect to, any injury to or interference with Tenant’s business arising from any repairs, maintenance, alteration or improvement in or to any portion of the Property, including, without limitation, the Premises, or in or to the fixtures, appurtenances and equipment therein.

9.  Liens.  Tenant shall keep the Premises and the Property free from any liens arising out of any work performed or material furnished to or for the Premises by or for Tenant.  If Tenant shall not, within thirty (30) days following notice of the imposition of any such lien, cause same to be released of record by payment or posting of a bond satisfactory to Landlord,  Landlord, in addition to all other remedies provided under this Lease and by law, shall have the right (but not the obligation) to cause the lien to be released by such means as Landlord shall deem proper, including, without limitation, payment of the claim giving rise to such lien.  All such sums reasonably paid by Landlord and all expenses incurred by it in connection therewith shall be considered Additional Rent and shall be payable by Tenant within ten (10) days after receipt of written demand.

10.  Subordination.  Provided Tenant is provided with a reasonable and customary subordination, nondisturbance and attornment agreement (“SNDA”), this Lease shall be subject and subordinate at all times to (a) all ground leases or underlying leases that may now exist or hereafter be executed affecting the Property or any portion thereof, (b) the lien of any mortgage, deed of trust or other security instrument that may now exist or hereafter be executed in any amount for which the Property or any portion thereof, any ground leases or underlying leases, or Landlord’s interest or estate therein is specified as security, and (c) all modifications, renewals, supplements, consolidations and replacements thereof.  If any ground lease or underlying lease terminates for any reason or any mortgage, deed of trust or other security instrument is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant, notwithstanding any subordination, shall attorn to and become the tenant of the successor in interest to Landlord at the option of such successor in interest.    Within ten (10) days following request by Landlord, Tenant agrees to execute any documents reasonably required to effectuate the foregoing subordination or such other reasonable and customary SNDA submitted by Landlord to Tenant or to make this Lease prior to the lien of any mortgage, deed of trust or underlying lease, as the case may be.

11.  Inability to Perform.  If, by reason of acts of God, governmental restrictions or failure to act, including, but not limited to, the failure to issue permits, strikes, labor disturbances, shortages of materials or supplies or any other cause or event beyond Landlord’s or Tenant’s reasonable control (collectively, “Force Majeure Events”), Landlord or Tenant is unable to furnish or is delayed in furnishing any utility or service required to be furnished by either party under the provisions of this Lease, or either party hereto is unable to perform or make or is delayed in performing or making any installations, decorations, repairs, alterations, additions or improvements required to be performed or made under this Lease, no such inability or delay shall impose any liability upon such non-performing party or provide the other party with any right to offset, deduction or abatement of rent by reason of inconvenience or annoyance to such other party, or otherwise.  The terms of this Section 11 shall not be applicable to or excuse any failing on the part of Tenant to satisfy Tenant’s obligations to pay Rent or other required payments to Landlord.

12.  Destruction.

12.1  Repair.  Subject to the provisions of Sections 12.2, 12.3 and 12.4 below, if any portion of the Building is damaged by fire, earthquake, flood or other casualty, Landlord shall proceed immediately to make such repairs in accordance with Section 12.4.

12.2  Tenant’s Right to Terminate.  If such damage causes all or any material portion of the Premises to be untenantable by Tenant and, in the reasonable opinion of Landlord and Tenant, such damage cannot be repaired within twelve (12) months after the date of the event causing such damage (under a normal construction schedule not requiring the payment of overtime or premium) or Tenant may terminate this Lease by delivery of written notice to Landlord within, as applicable, (i) thirty (30) days after the date on which Landlord’s opinion is delivered to Tenant.  Upon termination, Rent shall be apportioned as of the date of the damage and, provided Tenant is not in default, all prepaid Rent shall be repaid to Tenant.

12.3  Landlord’s Right to Terminate.  If (i) the cost to repair damage to or destruction of the Property exceeds 50% of replacement cost of the Building and other improvements on the Property for a casualty of the type covered by the insurance required to be carried under Section 13.5, or (ii) if the Premises is damaged by a casualty not of the type covered by the insurance required to be carried under Section 13.5 and the amount by which the cost to repair such damage exceeds available insurance proceeds, if any, is greater than the replacement cost of the Building and other improvements on the Property, or (iii) such damage cannot be repaired within twelve (12) months after the casualty (under a normal construction schedule not requiring the payment of overtime or premium), Landlord may terminate this Lease by delivery of written notice to Tenant within forty-five (45) days after the date of the casualty.  Upon termination, Rent shall be apportioned as of the date of the damage and all prepaid Rent shall be repaid to Tenant (less the amount necessary to cure any monetary default of Tenant under this Lease existing as of the date of termination).

12.4  Extent of Repair Obligations.  If this Lease is not terminated, Landlord’s repair obligation shall extend to the structure of the Building and all improvements (except those constructed or installed by Tenant, if any and the Tenant Owned Property) in the Premises at the date possession of the Premises was delivered to Tenant, and Tenant shall repair all other portions of the Premises (including, without limitation, Alterations and Tenant Owned Property).  All such repairs shall be performed in a good and workmanlike manner, with due diligence, and shall restore the items repaired to substantially the same usefulness and construction as existed immediately before the damage.  All work by Tenant shall be performed in accordance with the requirements of Section 8.2 above.  In the event of any termination of this Lease, the proceeds from any insurance paid by reason of damage to or destruction of the Property or any portion thereof, or any other element, component or property insured by Landlord (exclusive of proceeds for damage to Tenant Owned Property), shall belong to and be paid to Landlord. Proceeds for damage to Tenant Owned Property shall belong to and be paid to Tenant.

12.5  Adjustment of Rent.  If a casualty renders all or part of the Premises untenantable, Rent shall proportionately abate commencing on the date of the casualty and ending when the Premises are delivered to Tenant with Landlord’s restoration obligation substantially complete.  The extent of the abatement shall be based upon the portion of the Premises rendered untenantable, inaccessible or unfit for use in a reasonable business manner for the purposes stated in this Lease.

12.6  Mutual Waiver of Subrogation.  Notwithstanding anything to the contrary in this Lease, Landlord and Tenant mutually waive their respective rights of recovery against each other and each other’s officers, directors, constituent partners, agents and employees, and Tenant waives such rights against each lessor under any ground or underlying lease and each lender under any mortgage or deed of trust or other lien encumbering the Property or any portion thereof or interest therein, to the extent any loss is or would be covered by fire, extended coverage, and other property insurance policies required to be carried under this Lease and the rights of the insurance carriers of such policy or policies to be subrogated to the rights of the insured under the applicable policy.  Each party shall cause its insurance policy to be endorsed to evidence compliance with such waiver.

13.  Insurance.

13.1  Insurance on Tenant’s Property.  Tenant shall procure at its cost and expense and keep in effect during the Term insurance coverage for all risks of physical loss or damage insuring the full replacement value of Alterations, Tenant’s trade fixtures, furnishings, equipment, plate glass, signs and all other items of Tenant Owned Property and other personal property of Tenant.  Landlord shall not be liable for any damage or damages of any nature whatsoever to persons or property caused by explosion, fire, theft or breakage, vandalism, falling plaster, by sprinkler, drainage or plumbing systems, or air conditioning equipment, by the interruption of any public utility or service, by steam, gas, electricity, water, rain or other substances leaking, issuing or flowing into any part of the Premises, by natural occurrence, acts of the public enemy, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, or by anything done or omitted to be done by any tenant, occupant or person in the Building, it being agreed that Tenant shall be responsible for obtaining appropriate insurance to protect its interests.

13.2  Tenant’s Liability Insurance.  Tenant shall procure at its cost and expense and maintain throughout the Term comprehensive commercial general liability insurance applicable to the Premises with a minimum combined single limit of liability of Two Million Dollars ($2,000,000), statutory worker’s compensation insurance, and employer’s liability insurance with a Five Hundred Thousand Dollar ($500,000) minimum limit covering all of Tenant’s employees.  Such liability insurance shall include, without limitation, products and completed operations liability insurance, fire and legal liability insurance, and such other coverage as Landlord may reasonably require from time to time.

13.3  Form of Policies.  Tenant’s insurance shall be issued by companies authorized to do business in the State of Arizona.  Tenant shall have the right to provide insurance coverage pursuant to blanket policies obtained by Tenant if the blanket policies expressly afford coverage required by this Section 13.  All insurance policies required to be carried by Tenant under this Lease (except for worker’s compensation insurance) shall (i) name Landlord, and any lender of Landlord designated by Landlord, as additional insureds, (ii) as to liability coverages, be written on an “occurrence” basis, and (iii) contain a provision that no act or omission of Tenant shall affect or limit the obligation of the insurer to pay the amount of any loss sustained.  Tenant shall provide Landlord with no less than thirty (30) days prior written notice of any cancellation or change in the insurance coverages required hereunder.  Each such policy shall contain a provision that such policy and the coverage evidenced thereby shall be primary and non-contributing with respect to any policies carried by Landlord.  Tenant shall deliver reasonably satisfactory evidence of such insurance to Landlord on or before the Commencement Date, and thereafter at least thirty (30) days before the expiration dates of expiring policies.  At Landlord’s request, Tenant shall deliver to Landlord copies of such policies.  Notwithstanding the foregoing, if any such insurance expires without having been renewed by Tenant, Landlord shall have the option in addition to Landlord’s other remedies to procure such insurance for the account of Tenant immediately and without notice to Tenant, and the cost thereof shall be paid to Landlord as Additional Rent.  The limits of the insurance required under this Lease shall not limit the liability of Tenant.

13.4  Compliance with Insurance Requirements.  Tenant shall not do anything, or suffer or permit anything to be done, in or about the Premises that shall invalidate or be in conflict with the provisions of any fire or other insurance policies covering the Building.  Tenant, at Tenant’s expense, shall comply with, and shall cause all occupants of the Premises to comply with, all applicable customary rules, orders, regulations or requirements of any board of fire underwriters or other similar body.

13.5  Landlord’s Insurance.  Landlord will purchase and maintain a standard policy of “all risk” insurance with customary exclusions covering the Building in the full replacement cost of the Building and rent loss insurance.  Landlord will purchase and maintain broad form commercial general liability insurance with a minimum combined single limit of liability of at least Two Million Dollars ($2,000,000), written by companies authorized to do business in the State of Arizona.  All costs of insurance carried by Landlord and referred to in this Section or otherwise will constitute Operating Expenses.

14.  Eminent Domain.

14.1  Effect of Taking.  If all of the Premises is condemned or taken in any permanent manner before or during the Term for any public or quasi-public use, or any permanent transfer of the Premises is made in avoidance of an exercise of the power of eminent domain (each of which events shall be referred to as a “taking”), this Lease shall automatically terminate as of the date of the vesting of title as a result of such taking.  If a part of the Premises is so taken, this Lease shall automatically terminate as to the portion of the Premises so taken as of the date of the vesting of title as a result of such taking.  If such portion of the Property is taken as to render the balance of the Premises unusable by Tenant for the Permitted Use, as reasonably determined by Tenant and Landlord, this Lease may be terminated by Landlord or Tenant, as of the date of the vesting of title as a result of such taking, by written notice to the other party given within sixty (60) days following notice to Landlord of the date on which said vesting will occur.  If this Lease is not terminated as a result of any taking, Landlord shall restore the Building to an architecturally whole unit; provided, however, that Landlord shall not be obligated to expend on such restoration more than the amount of condemnation proceeds actually received by Landlord.

14.2  Award.  Landlord shall be entitled to the entire award for any taking, including, without limitation, any award made for the value of the leasehold estate created by this Lease.  No award for any partial or entire taking shall be apportioned.

14.3  Adjustment of Rent.  In the event of a partial taking that does not result in a termination of this Lease as to the entire Premises, Base Rent and Additional Rent shall be equitably adjusted in relation to the portions of the Premises and Building taken or rendered unusable by such taking.

14.4  Temporary Taking.  If all or any portion of the Premises is taken for a limited period of time before or during the Term, this Lease shall remain in full force and effect; provided, however, that Rent shall abate during such limited period in proportion to the portion of the Premises taken by such taking.  Landlord shall be entitled to receive the entire award made in connection with any such temporary taking; provided, however, that nothing contained herein shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any separate award made to Tenant for its relocation expenses, the taking of personal property and fixtures belonging to Tenant, the unamortized value of improvements made or paid for by Tenant or the interruption of or damage to Tenant’s business.  Any temporary taking of all or a portion of the Premises which continues for six (6) months shall be deemed a permanent taking of the Premises or such portion.

15.  Assignment; Subleasing.

15.1  Consent Required.  Neither Tenant nor any sublessee or assignee of Tenant, directly or indirectly, voluntarily or by operation of law, shall sell, assign, encumber, pledge or otherwise transfer or hypothecate all or any part of the Premises or Tenant’s leasehold estate hereunder (each such act is referred to as an “Assignment”), or sublet the Premises or any portion thereof or permit the Premises to be occupied by anyone other than Tenant (each such act is referred to as a “Sublease”), without Landlord’s prior written consent in each instance.  In the case of any proposed Sublease or Assignment, Landlord’s consent shall not be unreasonably withheld or delayed.  Any Assignment or Sublease that is not in compliance with this Section 15 shall be void and, at the option of Landlord, shall constitute a material default by Tenant under this Lease.  The acceptance of Rent by Landlord from a proposed assignee, sublessee or occupant of the Premises shall not constitute consent to such assignment of sublease by Landlord.  Fifty percent (50%) of the Excess Assignment Consideration which is attributable to this Lease in connection with any Assignment, and fifty percent (50%) of the Excess Sublease Rent, shall be payable to Landlord as Additional Rent.  The right to such amounts is expressly reserved from the grant of Tenant’s leasehold estate for the benefit of Landlord.

15.2  Notice.  Any request by Tenant for Landlord’s consent to a specific Assignment or Sublease shall include (a) the name of the proposed assignee, sublessee or occupant, (b) the nature of the proposed assignee’s sublessee’s or occupant’s business to be carried on in the Premises, (c) a copy of the proposed Assignment or Sublease, and (d) such financial information (in the event of an Assignment) and such other information as Landlord may reasonably request concerning the proposed assignee, sublessee or occupant or its business.  Landlord shall respond in writing, stating the reasons for any disapproval, within fifteen (15) business days after receipt of all information reasonably necessary to evaluate the proposed Assignment or Sublease.

15.3  No Release.  No consent by Landlord to any Assignment or Sublease by Tenant, and no specification in this Lease of a right of Tenant’s to make any Assignment or Sublease, shall relieve Tenant of any obligation to be performed by Tenant under this Lease, whether arising before or after (a) the Assignment or Sublease or (b) any extension of the Term (pursuant to exercise of an option granted in this Lease).  The consent by Landlord to any Assignment or Sublease shall not relieve Tenant or any successor of Tenant from the obligation to obtain Landlord’s express written consent to any other Assignment or Sublease.

15.4  Corporate or Partnership Transfers.  Any sale or other transfer, including without limitation by consolidation, merger or reorganization, of a majority of the voting stock of Tenant or any beneficial interest therein, if Tenant is a corporation, or any sale or other transfer of a majority of the general partnership or membership interests in Tenant or any beneficial interest therein, if Tenant is a partnership or limited liability company, shall be an Assignment for purposes of this Lease.  The provisions of this Section 15.4 shall not apply at any time the stock of Tenant is traded on a national exchange.

15.5  Assumption of Obligations.  Each assignee or other transferee of Tenant’s interest under this Lease, other than Landlord, shall assume all obligations of Tenant under this Lease and shall be and remain liable jointly and severally with Tenant for the payment of Base Rent and Additional Rent, and for the performance of all the terms, covenants, conditions and agreements contained in this Lease which are to be performed by Tenant.  Each sublessee of all or any portion of the Premises shall agree in writing for the benefit of Landlord (a) to comply with and agree to the provisions of this Lease, and (b) that such sublease (and all further subleases of any portion of the Premises) shall terminate upon any termination of this Lease, regardless of whether or not such termination is voluntary.  No Assignment or Sublease shall be valid or effective unless the assignee or sublessee or Tenant shall deliver to Landlord a fully-executed counterpart of the Assignment or Sublease and an instrument that contains a covenant of assumption by the assignee or agreement of the sublessee, reasonably satisfactory in substance and form to Landlord, consistent with the requirements of this Section 15.5.  The failure or refusal of the assignee to execute such instrument of assumption or of the sublessee to execute the agreement described above shall not release or discharge the assignee or sublessee from its obligations that would have been contained in such instrument or agreement, all of which obligations shall run automatically to such assignee or sublessee.

16.  Utilities and Services.

16.1  Utilities.  Tenant shall timely pay directly to the applicable providers, the cost of all electric, gas, water and sewer utilities that are separately metered to the Premises.

16.2  Certain Services.  Tenant shall contract separately for the provision, at Tenant’s sole cost, of janitorial service and trash removal for the Premises and Landlord will have no obligation to provide any such services to the Premises.

16.3  Involuntary Cessation of Services.  Landlord reserves the right, without any liability to Tenant and without affecting Tenant’s covenants and obligations hereunder, to stop service of any or all of the HVAC, electric, sanitary, and other systems serving the Premises, or to stop any other services required by Landlord under this Lease, whenever and for so long as may be necessary by reason of (i) accidents, emergencies, strikes, or the making of repairs or changes which Landlord, in good faith, deems necessary or (ii) any other cause beyond Landlord’s reasonable control.  No such interruption of service shall be deemed an eviction or disturbance of Tenant’s use and possession of the Premises or any part thereof, or render Landlord liable to Tenant for damages, or relieve Tenant from performance of Tenant’s obligations under this Lease, including, but not limited to, the obligation to pay Rent; provided, however, that if any interruption of services persists for a period in excess of three (3) consecutive business days Tenant shall, as Tenant’s sole remedy, be entitled to a proportionate abatement of Rent to the extent, if any, of any actual loss of use of the Premises by Tenant.

17.  Default.

17.1  Events of Default by Tenant.  Except as otherwise provided in this Lease, the failure to perform or honor any covenant, condition or other obligation of Tenant or the failure of any representation made by Tenant under this Lease shall constitute a default by Tenant upon expiration of the applicable grace period, if any.  Tenant shall have a period of five (5) days from the date it receives written notice from Landlord that any payment of Rent is due within which to cure any default in the payment of Rent.  Except as otherwise provided in Section 18, Tenant shall have a period of thirty (30) days from the date of written notice from Landlord within which to cure any other default under this Lease; provided, however, that with respect to any default (other than a default which can be cured by the payment of money) that cannot reasonably be cured within thirty (30) days, the default shall not be deemed to be uncured if Tenant commences to cure within thirty (30) days from Landlord’s notice, continues to prosecute diligently the curing of such default and actually cures such default within ninety (90) days after Landlord’s notice.  Notwithstanding anything contained in this Section 17.1, Landlord shall not be obligated to provide Tenant with notice of substantially similar defaults more than two (2) times in any twelve (12) month period.

17.2  Remedies.  Upon the occurrence of a default by Tenant that is not cured by Tenant within the applicable grace periods specified in Section 17.1, Landlord shall have all of the following rights and remedies in addition to all other rights and remedies available to Landlord at law or in equity:

17.2.1  The right to terminate Tenant’s right to possession of the Premises and to recover (i) all Rent which shall have accrued and remain unpaid through the date of termination; plus (ii) the amount by which the unpaid Rent for the balance of the Term, discounted to present value at the Prime Rate then in effect, shall exceed the then fair rental value of the Premises for the balance of the Term, similarly discounted; plus (iii) any other amount necessary to compensate Landlord for all the damages caused by Tenant’s failure to perform its obligations under this Lease (including, without limitation, reasonable attorneys’ and accountants’ fees, costs of alterations of the Premises, interest costs and brokers’ fees incurred upon any reletting of the Premises).

17.2.2  The right to continue the Lease in effect after Tenant’s breach and recover Rent as it becomes due.  Acts of maintenance or preservation, efforts to relet the Premises or the appointment of a receiver upon Landlord’s initiative to protect its interest under this Lease shall not of themselves constitute a termination of Tenant’s right to possession.

17.2.3  The right and power to enter the Premises and remove therefrom all  property, to store such property in a public warehouse or elsewhere at the cost of and for the account of Tenant, and to sell such property and apply the proceeds therefrom pursuant to applicable law.  In such event, Landlord may from time to time sublet the Premises or any part thereof for such term or terms (which may extend beyond the Term) and at such rent and such other terms as Landlord in its sole discretion may deem advisable, with the right to make alterations and repairs (in character substantially similar to those commonly made in warehouse facilities similar to the Property in the Phoenix metropolitan area) to the Premises.  Upon each such subletting, rents received from such subletting shall be applied by Landlord, first, to payment of any costs of such subletting (including, without limitation, reasonable attorneys’ and accountants’ fees, costs of alterations of the Premises, interest costs, and brokers’ fees) and of any such alterations and repairs; second, to payment of Base Rent and Additional Rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future Base Rent and Additional Rent as they become due.  If any rental or other charges due under such sublease shall not be promptly paid to Landlord by the sublessees, or if such rentals received from such subletting during any month are less than Base Rent and Additional Rent to be paid during that month by Tenant, Tenant shall pay any such deficiency to Landlord the costs of such subletting (including, without limitation, attorneys’ and accountants’ fees, costs of alterations of the Premises, interest costs and brokers’ fees), and any other amounts due Landlord under this Section 17.2.  Such deficiency shall be calculated and paid monthly.  No taking possession of the Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention is given to Tenant.  Landlord’s subletting the Premises without termination shall not constitute a waiver of Landlord’s right to elect to terminate this Lease for such previous breach.

17.2.4  Landlord shall use reasonable efforts to mitigate damages resulting from a default by Tenant, as required by applicable law.

17.3  Remedies Cumulative.  The exercise of any remedy provided by law or the provisions of this Lease shall not exclude any other remedies unless they are expressly excluded by this Lease.  Tenant hereby waives any right of redemption or relief from forfeiture following termination of, or exercise of any remedy by Landlord with respect to, this Lease.

17.4  Events of Default by Landlord and Tenant’s Remedies.  The failure by Landlord to observe or perform any of the covenants, conditions, or provisions of this Lease to be observed or performed by Landlord, where such failure shall continue for a period of thirty (30) days after written notice thereof by Tenant to Landlord, shall be deemed to be a default by Landlord under this Lease; provided, however, that if the nature of Landlord’s default is such that more than thirty (30) days are reasonably required for its cure, then Landlord shall not be deemed to be in default if Landlord commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion, provided that the default shall actually be cured within ninety (90) days after notice.  In the event of a default by Landlord beyond applicable cure periods, Tenant shall have the right, at its election, to: (a) sue for damages sustained by reason of the default; or (b) perform the obligations described in the notice in which case Landlord shall reimburse Tenant for the reasonable cost of the performance of such obligations within ten (10) business days after Tenant’s submission of an invoice therefore.  If Tenant elects to proceed under clause (b) above, then the Landlord’s default shall be deemed to have been cured when Tenant’s expense has been reimbursed in full.  In the event Tenant commences a suit for damages sustained by reason of a Landlord Default and prevails in such suit and obtains a final, non-appealable judgment with respect to such suit, Tenant may then set-off the amount of such judgment against the amounts due to Landlord under this Lease.  Tenant shall have no other right to set-off.

17.5  Limitation of Landlord’s Liability.  None of Landlord’s covenants, undertakings or agreements under this Lease is made or intended as personal covenants, undertakings or agreements by Landlord, or by any of Landlord’s shareholders, directors, officers, trustees or constituent partners.  All liability for damage or breach or nonperformance by Landlord shall be collectible only out of Landlord’s interest from time to time in the Property, and no personal liability is assumed by nor at any time may be asserted against Landlord or any of Landlord’s shareholders, directors, officers, trustees or constituent partners.

17.6  Transfer of Landlord’s Interest.  Upon the sale or other conveyance or transfer of Landlord’s interest in the Property, the transferor shall be relieved of all covenants and obligations of Landlord arising under this Lease from and after the closing of such sale, conveyance or transfer, provided the transferee assumes the obligations of Landlord under this Lease from and after the date of transfer.

18.  Insolvency or Bankruptcy.  The occurrence of any of the following shall, at Landlord’s option, constitute a breach of this Lease by Tenant: (i) the appointment of a receiver to take possession of all or substantially all of the assets of Tenant or the Premises, (ii) an assignment by Tenant for the benefit of creditors, (iii) any action taken or suffered by Tenant under any insolvency, bankruptcy, reorganization, moratorium or other debtor relief act or statute, whether now existing or hereafter amended or enacted, (iv) the filing of any voluntary petition in bankruptcy by Tenant, or the filing of any involuntary petition by Tenant’s creditors, which involuntary petition remains undischarged for a period of ninety (90) days, (v) the attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets or the Premises, if such attachment or other seizure remains undismissed or undischarged for a period of thirty (30) days after the levy thereof, (vi) the admission of Tenant in writing of its inability to pay its debts as they become due, (vii) the filing by Tenant of any answer admitting or failing timely to contest a material allegation of a petition filed against Tenant in any proceeding seeking reorganization, arrangement, composition, readjustment, liquidation or dissolution of Tenant or similar relief, or (viii) if within sixty (60) days after the commencement of any proceeding against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed.  Upon the occurrence of any such event or at any time thereafter, Landlord may elect to exercise any of its remedies under Section 16.3 above or any other remedy available at law or in equity.  In no event shall this Lease be assigned or assignable by operation of law or by voluntary or involuntary bankruptcy proceedings or otherwise, and in no event shall this Lease or any rights or privileges under this Lease be an asset of Tenant under any bankruptcy, insolvency or reorganization proceedings.  If, upon the occurrence of any of the events enumerated above, under applicable law Tenant or the trustee in bankruptcy has the right to affirm this Lease and continue to perform the obligations of Tenant under this Lease, Tenant or such trustee, in such time period as may be permitted by the bankruptcy court having jurisdiction, shall cure all defaults of Tenant outstanding under this Lease as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant’s obligations under this Lease.  Notwithstanding the provisions of Section 17.1, there shall be no cure periods for any breach or default under this Section 18 except as expressly provided in this Section 18.

19.  Fees and Expenses; Indemnity; Payment.

19.1  Landlord’s Right to Remedy Defaults.  If Tenant shall default in the performance of any of its obligations under this Lease after notice and expiration of the applicable cure period, Landlord, at any time thereafter and without additional notice, may remedy such default for Tenant’s account and at Tenant’s expense, without waiving any other rights or remedies of Landlord with respect to such default.  Notwithstanding the foregoing, Landlord shall have the right to cure any failure by Tenant to perform any of its obligations under this Lease without notice to Tenant if such failure results in an immediate threat to life or safety of any person, or impairs the Building or its efficient operation.  Notwithstanding anything contained in this Lease, Landlord shall not be liable for, and there shall be no abatement of Rent with respect to, any injury to or interference with Tenant’s business arising from the exercise by Landlord of its rights under this Section 19.1.

19.2  Indemnity.  Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, losses, costs, liabilities, damages and expenses including, without limitation, penalties, fines and reasonable attorneys’ fees, to the extent incurred in connection with or arising from (a) any default by Tenant in the performance of its obligations under this Lease, or the failure of any representation made by Tenant in this Lease, and (b) the use or occupancy or manner of use or occupancy of the Premises or any injury or damage caused by Tenant, Tenant Parties or any person occupying the Premises through Tenant.  Landlord shall indemnify, defend and hold Tenant harmless from and against any and all claims, losses, costs, liabilities, damages and expenses including, without limitation, penalties, fines and reasonable attorneys’ fees, to the extent incurred in connection with or arising from (a) any default by Landlord in the performance of its obligations under this Lease, or the failure of any representation made by Landlord in this Lease, and (b) any injury or damage caused by any negligent or willful acts of any or all of Landlord and any parties within the control of Landlord.  Nothing contained in this Section 19.2 shall be deemed to exculpate Landlord from, or indemnify Landlord for, Landlord’s negligent or willful acts or omissions.  The terms of this Section 19.2 shall survive the expiration or sooner termination of this Lease.

19.3  Interest on Past Due Obligations.  Unless otherwise specifically provided herein, any amount due from Tenant to Landlord under this Lease which is not paid within ten (10) days after written notice from Landlord shall bear interest from the due date until paid at the Lease Interest Rate.

20.  Access to Premises.  Landlord reserves for itself and its agents, employees and independent contractors the right to enter the Premises upon at least twenty-four (24) hours notice to inspect the Premises, to supply any service to be provided by Landlord to Tenant, to prospective purchasers, mortgagees, beneficiaries or (no earlier than twelve (12) months prior to the expiration of this Lease) tenants, to post notices of nonresponsibility, to determine whether Tenant is complying with its obligations under this Lease, and to alter, improve or repair the Premises, the Common Areas or any other portion of the Building.  Landlord’s right to enter the Premises shall include the right to grant reasonable access to the Premises to governmental or utility employees.  Landlord may erect, use and maintain scaffolding, pipes, conduits and other necessary structures in and through the Premises, the Common Areas or any other portion of the Building where reasonably required by the character of the work to be performed in making repairs or improvements, provided that the entrance to the Premises shall not be blocked thereby, and that there is no unreasonable interference with the business of Tenant.  In the event of an emergency, Landlord shall have the right to enter the Premises at any time without notice.  Except to the extent caused by Landlord’s negligence or willful misconduct, Tenant waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, any right to abatement of Rent, or any other loss occasioned by Landlord’s exercise of any of its rights under this Section 20.  Any entry to the Premises or portions thereof obtained by Landlord in accordance with this Section 20 shall not be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, actual or constructive, of Tenant from the Premises or any portion thereof.  Landlord shall perform any work pursuant to this Section 20 in a manner designed to cause as little interference with Tenant’s use of the Premises as is reasonably practical; provided, however, that Landlord shall not be obligated to perform work during other than normal business hours.  To the extent reasonably practicable, any entry shall occur during normal business hours.

21.  Notices.  Except as otherwise expressly provided in this Lease, any payment required to be made and any bills, statements, notices, demands, requests or other communications given or required to be given under this Lease shall be effective only if rendered or given in writing, sent by personal delivery or registered or certified mail, return receipt requested, or by overnight courier service, addressed (a) to Tenant at Tenant’s Address, (b) to Landlord at Landlord’s Address, or (c) to such other address as either Landlord or Tenant may designate as its new address for such purpose by notice given to the other in accordance with the provisions of this Section 21.  Any such bill, statement, notice, demand, request or other communication shall be deemed to have been rendered or given on the date of receipt or refusal to accept delivery.

22.  No Waiver.  Neither this Lease nor any term or provision of this Lease may be waived, and no breach thereof shall be waived, except by a written instrument signed by the party against which the enforcement of the waiver is sought.  No failure by Landlord to insist upon the strict performance of any obligation of Tenant under this Lease or to exercise any right, power or remedy consequent upon a breach thereof, no acceptance of full or partial Base Rent or Additional Rent during the continuance of any such breach, no course of conduct between Landlord and Tenant, and no acceptance of the keys or to possession of the Premises before the termination of the Term by Landlord or any employee of Landlord shall constitute a waiver of any such breach or a waiver or modification of any term, covenant or condition of this Lease or operate as a surrender of this Lease.  No waiver of any breach shall affect or alter this Lease, but each and every term, covenant and condition of this Lease shall continue in full force and effect with respect to any other then-existing or subsequent breach thereof.  No payment by Tenant or receipt by Landlord of a lesser amount than the aggregate of all Base Rent and Additional Rent then due under this Lease shall be deemed to be other than on account of the first items of such Base Rent and Additional Rent then accruing or becoming due, unless Landlord elects otherwise.  No endorsement or statement on any check and no letter accompanying any check or other payment of Base Rent or Additional Rent in any such lesser amount and no acceptance by Landlord of any such check or other payment shall constitute an accord and satisfaction.  Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Base Rent or Additional Rent or to pursue any other legal remedy.

23.  Estoppel Certificates.  Either party, at any time and from time to time, within ten (10) days after written request from the other, shall execute, acknowledge and deliver to the other party, addressed (at Landlord’s request) to the other party and any prospective purchaser, ground or underlying lessor or mortgagee or beneficiary of any part of the Property, an estoppel certificate in form and substance reasonably designated by the other party.  Tenant shall cause Guarantor to join in any such estoppel certificate for the purpose of certifying that Guarantor’s guaranty remains in full force and effect.  It is intended that any such certificate may be relied upon by the party receiving the same and any prospective purchaser, investor, ground or underlying lessor or mortgagee or beneficiary of all or any part of the Property.

24.  Rules and Regulations.  Tenant shall faithfully observe and comply with and cause all of its employees and invitees to observe and comply with all reasonable rules and regulations which may from time to time be put into effect by Landlord.  In the event of any conflict between any such rule or regulation and this Lease, this Lease shall govern.

25.  Tenant’s Taxes.  In addition to all other sums to be paid by Tenant under this Lease, Tenant shall pay, before delinquency, all Lease Taxes and any and all other taxes levied or assessed during the Term, whether or not now customary or within the contemplation of the parties, (a) upon, measured by or reasonably attributable to Tenant’s improvements, equipment, furniture, fixtures and other personal property located in the Premises, (b) upon or measured by Base Rent or Additional Rent, or both, payable under this Lease, including without limitation, any gross income tax or excise tax levied by any governmental body having jurisdiction with respect to the receipt of such rental; (c) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof; or (d) upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.  Tenant shall reimburse Landlord upon demand for any and all such taxes paid or payable by Landlord (other than state and federal personal or corporate income taxes measured by the net income of Landlord from all sources).  Notwithstanding anything to the contrary in this Section 25, Tenant shall have the right to contest any taxes payable by Tenant under this Section provided that Tenant, at its sole cost and expense, diligently undertakes and pursues any such contest in appropriate proceedings, indemnifies Landlord against and holds Landlord harmless from all loss or damages that Landlord shall suffer by reason of such contest, and does not permit any lien to be placed on the Building or any part thereof or interest therein.

26.  Renewal Option.  Provided that no default exists under this Lease beyond applicable notice and cure periods at the time the option to renew which is described below (the “Renewal Option”) is exercised, or at the commencement of the Renewal Period, Tenant shall have the right to extend the Term for one (1) five-year renewal period (the “Renewal Period”) commencing on the Expiration Date, upon the same terms and conditions as are contained in this Lease, except as hereinafter provided:

26.1  The Base Rent for the Renewal Period shall be as set forth below:

Period (months)	Annual Base Rent	Monthly Installment of Annual Base Rent
91-102	$632,371.62	$52,697.64
103-114	$651,342.77	$54,278.57
115-126	$670,883.05	$55,906.92
127-138	$691,009.54	$57,584.13
139-150	$711,739.83	$59,311.65

26.2  Landlord shall have no obligation to make improvements, decorations, repairs, alterations, or additions to the Premises as a condition to Tenant’s obligation to pay Rent for the Renewal Period, and the Base Rent for the Renewal Period shall not be reduced either (aa) by reason of such fact, (bb) to take into account any rental concession whatsoever (including, but not limited to rent abatements, allowances for moving expenses, lease assumptions, or other concessions), or (cc) to take into account the absence of any cost or expense which Landlord would have incurred had the Premises been leased to a person or entity other than Tenant.

26.3  Tenant shall have no further or additional rights to extend the Term of this Lease.

26.4  The Renewal Option shall be exercised, if at all, by written notice to Landlord given not earlier than one hundred eighty (180) days nor later than one hundred twenty (120) days prior to the Expiration Date.  In the event Tenant fails strictly to comply with the procedure for exercise of the Renewal Option, Tenant shall have no further right to extend the Term.

26.5  The renewal option granted pursuant to this Section 26 is personal to Tenant.  If Tenant subleases any portion of the Premises or assigns or otherwise transfers any interest under the Lease to any other person or entity pursuant to, and in accordance with, Section 15 hereof, this Renewal Option shall lapse.

27.  Miscellaneous.

27.1  Annual Financial Statement.  Within ten (10) days following the request of Landlord, at any time during the Term that Tenant is not a “publicly traded company” (i.e., ownership interests are listed on a public securities exchange), then Tenant shall furnish to Landlord a financial statement, in form and substance satisfactory to Landlord, showing the complete results of such entity’s operations for its immediately preceding fiscal year, certified as true and correct by a certified public accountant and prepared after audit in accordance with generally accepted accounting principles applied on a consistent basis from year to year.  The obligation contained in this section shall not apply at any time during the Term that Tenant is a “publicly traded company.”

27.2  References.  All personal pronouns used in this Lease, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa.  The use herein of the word “including” or “include” when following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, or “but not limited to,” or words of similar import) is used with reference thereto.  All references to “mortgage” and “mortgagee” shall include deeds of trust and beneficiaries under deeds of trust, respectively.  All Exhibits referenced and attached to this Lease are incorporated in this Lease by this reference.  The captions preceding the Sections and Sections of this Lease have been inserted solely as a matter of convenience, and such captions in no way define or limit the scope or intent of any provision of this Lease.

27.3  Successors and Assigns.  The terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and, except as otherwise provided herein, their respective personal representatives and successors and assigns; provided, however, that upon the sale, assignment or transfer by Landlord (or by any subsequent Landlord) of its interest in the Building as owner or lessee, including, without limitation, any transfer upon or in lieu of foreclosure or by operation of law, Landlord (or subsequent Landlord) shall be relieved from all subsequent obligations or liabilities under this Lease, and all obligations subsequent to such sale, assignment or transfer (but not any obligations or liabilities that have accrued prior to the date of such sale, assignment or transfer) shall be binding upon the grantee, assignee or other transferee of such interest.  Any such grantee, assignee or transferee, by accepting such interest, shall be deemed to have assumed such subsequent obligations and liabilities.

27.4  Severability.  If any provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall remain in effect and shall be enforceable to the full extent permitted by law.

27.5  Construction.  This Lease shall be governed by and construed in accordance with the laws of the State in which the Building is located, without regard for such State’s choice of law requirements.

27.6  Integration.  The terms of this Lease (including, without limitation, the Exhibits to this Lease) are intended by the parties as a final expression of their agreement with respect to such terms as are included in this Lease and may not be contradicted by evidence of any prior or contemporaneous agreement, arrangement, understanding or negotiation (whether oral or written).  The parties further intend that this Lease constitutes the complete and exclusive statement of its terms, and no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Lease.  Neither Landlord nor Landlord’s agents have made any representations or warranties with respect to the Premises, the Building, the Property or this Lease except as expressly set forth herein.  The language in all parts of this Lease shall in all cases be construed as a whole and in accordance with its fair meaning and not construed for or against any party by reason of such party having drafted such language.

27.7  Surrender.  Upon the expiration or sooner termination of the Term, Tenant will quietly and peacefully surrender to Landlord the Premises in the condition in which they are required to be kept as provided in this Lease, ordinary wear and tear excepted.

27.8  Quiet Enjoyment.  Upon Tenant paying the Base Rent and Additional Rent and performing all of Tenant’s obligations under this Lease, Landlord warrants that Tenant shall peacefully and quietly enjoy the Premises during the Term as against all persons or entities claiming by or through Landlord; subject, however, to the provisions of this Lease and to any mortgages or deeds of trust or ground or underlying leases referred to in Section 10.

27.9  Holding Over.  If Tenant shall hold over after the expiration of the Term, Tenant shall pay monthly Base Rent equal to one hundred fifty percent (150%) of the Base Rent payable during the final full month of the applicable Lease Year (exclusive of abatements, if any), in which such termination occurs together with an amount reasonably estimated by Landlord for the monthly Additional Rent payable under this Lease, and shall otherwise be on the terms and conditions herein specified so far as applicable (but expressly excluding all renewal or extension rights).  No holding over by Tenant after the Term shall operate to extend the Term.  Any holding over with Landlord’s written consent shall be construed as a tenancy at sufferance or from month to month, at Landlord’s option.  Any holding over without Landlord’s written consent shall entitle Landlord to reenter the Premises as provided in Section 16.3, and to enforce all other rights and remedies provided by law or this Lease.

27.10  Time of Essence.  Time is of the essence of each and every provision of this Lease.

27.11  Broker’s Commissions.  Each party represents and warrants to the other that it has not entered into any agreement or incurred or created any obligation which might require the other party to pay any broker’s commission, finder’s fee or other commission or fee relating to the leasing of the Premises, other than the Broker referenced herein.  Each party shall indemnify, defend and hold harmless the other and the other’s constituent partners and their respective officers, directors, shareholders, agents and employees from and against all claims for any such commissions or fees made by anyone claiming by or through the indemnifying party.

27.12  No Merger.  The voluntary or other surrender or termination of this Lease by Tenant, or a mutual cancellation hereof shall not work a merger, but, at Landlord’s sole option, shall either terminate all existing subleases or subtenancies or shall operate as an assignment to Landlord of all such subleases or subtenancies.

27.13  Survival.  All of Tenant’s and Landlord’s covenants and obligations contained in this Lease which by their nature might not be fully performed or capable of performance before the expiration or earlier termination of this Lease shall survive such expiration or earlier termination.  No provision of this Lease providing for termination in certain events shall be construed as a limitation or restriction of Landlord’s or Tenant’s rights and remedies at law or in equity available upon a breach by the other party of this Lease.

27.14  Amendments.  No amendments or modifications of this Lease or any agreements in connection therewith shall be valid unless in writing duly executed by both Landlord and Tenant.  No amendment to this Lease shall be binding on any mortgagee or beneficiary of Landlord (or purchaser at any foreclosure sale) unless such mortgagee or beneficiary shall have consented in writing to such amendment.

27.15  DELIVERY FOR EXAMINATION.  DELIVERY OF THE LEASE TO TENANT SHALL NOT BIND LANDLORD IN ANY MANNER, AND NO LEASE OR OBLIGATIONS OF LANDLORD SHALL ARISE UNTIL THIS INSTRUMENT IS SIGNED BY BOTH LANDLORD AND TENANT AND DELIVERY IS MADE TO EACH.

[Signature Page to Follow]

IN WITNESS WHEREOF, Landlord and Tenant have each caused their duly authorized representatives to execute this Lease on their behalf as of the date first above written.

LANDLORD

TMC-3011 S 52ND ST, LLC, an Arizona limited liability company

By:      /s/ Anthony Navicatecto

Name:          Anthony Navicatecto
Its:               Managing Partner

TENANT

SONICWALL, INC., a California corporation

By:          /s/ Robert Knauff

Name:    Robert Knauff
Its:

EXHIBIT A

LEGAL DESCRIPTION

LOTS 72 AND 73, EATON FREEWAY INDUSTRIAL PARK, ACCORDING TO BOOK 171 OF MAPS, PAGE 31 AND THAT PORTION OF LOT 74 OF EATON FREEWAY INDUSTRIAL PARK, DESCRIBED AS FOLLOWS:

BEGINNING AT THE NORTHEAST CORNER OF SAID LOT 74;

THENCE SOUTH 00 DEGREES 06 MINUTES 38 SECONDS WEST, 156.01 FEET;

THENCE SOUTH 89 DEGREES 37 MINUTES 17 SECONDS WEST, 324.00 FEET;

THENCE NORTH 00 DEGREES 06 MINUTES 38 SECONDS EAST, 104.00 FEET;

THENCE SOUTH 89 DEGREES 37 MINUTES 17 SECONDS WEST, 14.90 FEET TO THE EAST RIGHT OF WAY LINE OF 52ND STREET, SAID POINT BEING ALONG THE ARC OF A CURVE;

THENCE ALONG THE ARC OF A CURVE CONCAVE TO THE NORTHWEST, HAVING A RADIUS OF 330.00 FEET AND AN ARC LENGTH OF 56.01 FEET AND A CENTRAL ANGLE OF 09 DEGREES 43 MINUTES 26 SECONDS TO THE NORTH LINE OF SAID LOT 74;

THENCE NORTH 89 DEGREES 37 MINUTES 17 SECONDS EAST ALONG THE NORTH LINE OF SAID LOT 74, 318.76 FEET TO THE TRUE POINT OF BEGINNING.

EXHIBIT A-1

SITE PLAN

FROM :ZEHZAA MIKHAEIL FAX NO. :16269146285 Sep. 19 2007 09:42AM P 3

16269146285

RECEIVED TIME SEP. 18. 12:34PM

FROM :ZEHZAA MIKHAEIL FAX NO. :16269146285 Sep. 19 2007 09:41AM P 2

16269146285

SONICWALL
3011 S. 52ND STREET

RECEIVED TIME SEP. 18. 12:34PM

EXHIBIT B

PLANS AND SPECIFICATIONS

SonicWALL TI Specifications

Tenant Partitions – Bottom of Grid +/- 10’ 0”
Stud:                      3-5/8” metal stud, 25 GA @ 24” O.C.
Drywall:                                5/8”Gypsum board ea side
Insulation:                      None
Finish:                                Taped, bedded, & finished w/ texture
Base:                      Roppe Rubber 4 ¼” cove

Typical Partition - 6” Above Ceiling Grid
Stud:                      3-5/8” metal stud, 22 GA @ 24” O.C.
Drywall:                                5/8”Type X Gypsum board ea side
Insulation:                      R-11 batt insulation
Finish:                                Taped, bedded, & finished w/ texture
Base:                      Roppe Rubber 4 ¼” cove

Interior Doors
Size:                      3’ x 7’ x 1-3/4” thick full height single slab door
Wood:                                Solid core
Finish:                                Paint, color to be determined by Tenant
Hardware:                      Schlage #14 Lever handles
Hinges                                3 – 4 ½” ball bearing USD32 Satin Stainless
Full-lite:                                2 doors with full lites in timely frame
Keying:                                Re key to master system

Interior Door Frame
Frame Material:                                HMF
Frame Finish:                                Paint, color to be determined by Tenant

Vinyl Composite Tile
Manufacturer:                                Mannington or equal
Style:                      Std 12” x 12” x 1/8”
Color:                      To be selected by Tenant

Suite Carpet
Type:                      $24.00 per square yard Allowance
Style:                      Design Weave by Shaw
Color/pattern:                                Color to be select by Tenant

Window Treatment (If applicable)
Style:                      Vertical 1” blinds
Color:                      Dark Bronze #885
Location:                                Perimeter Glass

Paint
Manufacturer:                                Dunn Edwards
Color:                      Bldg Std for walls & ceiling is Swiss Coffee

Restroom Floors & Wainscot
Restroom finishes Ceramic Tile floors and Ceramic Tile on wet walls to 4’ AFF over 5/8” green board. Walls above wainscoating to be sealed with 2 coats of semi-gloss paint.

Lobby Flooring
Ceramic Tile floors and Ceramic Tile Base.  All specifications TBD

Millwork
Manufacturer:                                WilsonArt or Nevamar
Color:                      TBD
Finish:                                Matte

All millwork to be fabricated to AWI standards

Acoustical Ceiling
Manufacturer:                                           New Armstrong
Height:                                           10’ 0” AFF
Acoustical Tile:                                           24” x 48” x 5/8” 2nd Look
Color:                                White
Additional:                                4 coffered area’s 20’ x 20’

HVAC
General:	Air distribution, basic thermostat installation, secondary and flex duct provide w/tenant provided with tenant improvements
Diffusers:                                Supply air – Titus TMSA 24” x 24” white
Return air Titus PAR 24” x 24” white w/ sound boot

Fluorescent Light Fixtures
Manufacturer:                                           Lithonia or equal
Model:
Size:                                2’ x 4’
Lens Type                                Prismatic
Number of Lamps:                                           4’, T8, 32 watt
Voltage:                                           271 Volts
Allowance:                                1/80 sf

Additional Storefront
Quantity:                                           4
Size:                                10’ x 10’
Type                                Match Existing

Covered Parking
Quantity:                                           28 Spaces
Type                                Single Cantilevered
Paint:                                TBD

Interior Glazing
Quantity:                                           1100 sq/ft --- 220 lf
Type:	3/8” glass in glazing channel with butt joint. 18” AFF to top of door frame 7’0”
Paint:                                TBD

Partition Panels
Quantity:                                           2 @ 11’ X 28’
Type:	Aluminum framed, Acoustical with vinyl face
Color:                                TBD

Equipment
Quantity:                                           1 – Refrigerator  ($1200.00 allowance)
Type:	TBD
Color:                                TBD